Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Jeffs’ Brands Ltd

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, no par value (3)	Rule 457(h)	1,307,027	$1.095	$1,431,194.56	$.00011020	$157.72
	Total Offering Amounts					$1,431,194.56		$157.72
	Total Fees Previously Paid							$902.14
	Total Fee Offsets							$157.72	(4)
	Net Fee Due							$0

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Represents ordinary shares of the Company, no par value per share (“Ordinary Shares”), reserved for issuance upon the exercise of options that may be granted under the plan to which this Registration Statement relates.

(3)	The fee is based on the number of Ordinary Shares which may be issued under the Registrant’s 2022 Incentive Option Plan that this Registration Statement on Form S-8 relates to and is estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high ($1.1700) and low ($1.0200) sales price of the Ordinary Shares as reported on the Nasdaq Capital Market on January 3, 2022.

(4)

The registration statement fee due with this registration statement is being offset from the excess fee paid in the amount of $902.14 paid with respect to the Registrant’s Registration Statement on Form F-1 (No. 333-262835). The remaining $744.42 will be carried forward to the Registrant's subsequent registration statements.